Exhibit 10.1

                Valpey-Fisher Corporation Key Employee Bonus Plan
                              For fiscal year 2005

Purpose of Plan
---------------
To provide an incentive to those employees who have a major impact on the profitability of the Company.

Eligibility
-----------
Must be a fulltime employee and be in continued employment of the Company for the entire fiscal year.

Participants
------------
For 2005 the plan participants will include the following:

1. Michael Ferrantino Sr.      CEO
2. Mike Kroll                  CFO
3. Roman Boroditsky            CTO
4. Michael Ferrantino Jr.      VP Control Components
5. Dan Nehring                 VP Engineering
6. Joe Pavao                   VP Operations
7. Sam Gotlib                  Dir. Manufacturing
8. Robert Dandaraw             Dir. New Business Development

Bonus Pool
----------
The 2005 bonus pool is based on achieving the 2005 budget for 1) new orders in the Multi Function Assembly product line and 2) overall Company operating performance. The bonus pool will equal $100,000 upon achieving both of these two budgeted amounts. The bonus pool will increase $25,000 for every $100,000 increase in operating performance above the budget.

The compensation committee will decide the bonus payout amount for the CEO. The CEO will decide the payouts for the remaining participants.

The distribution of the bonus and % of individual participation will be based upon the following potential.

                 CEO up to 100% of salary
                 VP up to 50% of salary
                 Dir. up to 30 % of salary

Payout will either be in stock or cash and will be at the sole discretion of the CEO and the board of directors.

                                       13